                                                                    EXHIBIT 99.1

                                 The MERGER of

                        Star Gas Partners, L.P. (Star)
                                      and
                  Petroleum Heat and Power Co., Inc. (Petro)

                                       A
                                  "POWER"ful
                                  Combination

                       PETRO SHAREHOLDERS.... VOTE NOW!
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                   STAR GAS/PETRO...a "POWER"ful Combination

The proxy statement contains the details of an important merger that we are submitting to you for your approval.

We will summarize some key points here, but we urge you to read the entire proxy for a complete description of our plan.
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                   STAR GAS/PETRO...a "POWER"ful Combination

                           A merger is proposed and
                       YOUR "FOR" VOTE IS VERY IMPORTANT
                  [In fact, not voting is the same as saying
                            ----------
                               no to the merger]
                               --

The Star Gas/Petro merger unites the country's eighth largest propane distributor with the nation's leading distributor of home heating oil, and the principal consolidator of this highly fragmented industry.

                                   VOTE NOW!
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                   STAR GAS/PETRO...a "POWER"ful Combination

WHAT IS HAPPENING?

You and your fellow unitholders/shareholders are being asked to vote on a proposal to merge Star Gas Partners, L.P. (Star) and Petroleum Heat and Power Co., Inc. (Petro).
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                   STAR GAS/PETRO...a "POWER"ful Combination

WHY?

 .  The Star/Petro Merger has been structured with the intent of providing an increase in the Partnership's cash flow. Given Petro's strong position in the
   ---------------------------------------
   home heating oil industry, it is the belief of the respective Boards and Managements that the Transaction will also provide the Partnership with an additional source of acquisition and expansion opportunities.

   Additionally, it is also anticipated that the larger size of the Partnership will:

 .  Enhance Common Unit market liquidity;

 .  Raise investment community awareness; and,

 .  Result in additional securities analyst research coverage
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                   STAR GAS/PETRO...a "POWER"ful Combination

Based on the expectation of the Partnership's enhanced cash flow, upon completion of the Transaction, Star Common Unitholders will receive an increase
                                                                       --------
in their minimum quarterly distribution (MQD) from $2.20 to $2.30 per unit, on
------------------------------------------------------------------------------
an annual basis.
---------------

Star Subordinated Unitholders (former Petro Common Stockholders) will also receive an MQD of $2.30 annually, if earned on a cumulative basis, beginning with the quarter ending December 31, 1999 (first distribution is expected February 2000), provided that the Common Unitholders have received all of their distributions.
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                   STAR GAS/PETRO...a "POWER"ful Combination

Petro shareholders can determine approximately how many Star Gas Senior Subordinated Units they will receive following the consummation of the merger:

Petro shares owned prior to the merger          _________

multiplied by the exchange ratio                X 0.11758

=approximate Star Gas Senior
 Subordinated Units you will
 initially receive                              _________
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                   STAR GAS/PETRO...a "POWER"ful Combination

VOTE NOW!

                                         Questions and Answers for
                                            Petro Shareholders

What is being proposed?         Common stockholders are considering Star Gas
                                Partners' acquisition of Petro, which is currently Star Gas Partners' largest equity owner and the parent of its current general partner.

What are Petro's reasons
 for the transaction?           Petro does not have the financial flexibility to
                                fully capitalize upon the acquisition, operating and corporate-branding opportunities that result from its position as the principal consolidator in the home heating oil industry. This transaction will recapitalize Petro, providing it with acce ss to lower cost capital to better realize these growth opportunities.

Which parts of the transaction
 are the Petro common
 stockholders considering?      Common stockholders are only voting on Star Gas
                                Partners' acquisition of Petro.

When is the transaction
 expected to occur?             Star Gas Partners and Petro anticipate
                                completing the transaction in March 1999.

What do I need to do right
 now? Common stockholders need to return the signed proxy card in the enclosed return envelope as soon as possible in order for their shares to be represented at the meetings. For more information on voting please call our proxy solicitor, Morrow & Co., at 1(800) 662-5200.

                                The Petro board of directors unanimously recommends that common stockholders vote FOR the proposal to be acquired by Star Gas Partners.

What do I do with my
 certificates?                  After the transaction is approved, common
                                stockholders will receive written instructions on how to deliver their Petro stock certificates in exchange for senior subordinated units.

                           VOTE FOR THE ACQUISITION!
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                   STAR GAS/PETRO...a "POWER"ful Combination

VOTE NOW!

                                         Questions and Answers for
                                            Star Gas Unitholders

What is being proposed?         Common unitholders are considering Star Gas
                                Partners' acquisition of Petro, which is currently Star Gas Partners' largest equity owner and the parent of its current general partner.

What are Star Gas Partners'
 reasons for the transaction?   Petro is the largest home heating oil
                                distributor in the country and has been a principal consolidator of that highly fragmented industry. Star Gas Partners believes Petro's strong position in the home heating oil industry will provide Star Gas Partners with attractive acquisition and expansion opportunities. In addition, the acquisition of Petro has been structured with the intent of providing an increase in Star Gas Partners' cash flow. Based on this expectation, the minimum quarterly distributor will increase from $0.55 to $0.575 per unit, or from $2.20 to $2.30 on a yearly basis, upon completion of the transaction.

What are the proposals the
 Star Gas Partners common
 unitholders will vote on?      Common unitholders are voting on three
                                proposals:
                                . The proposal to acquire Petro through a merger
                                  and an exchange of equity (i.e., common stock of Petro for senior subordinated units of Star Gas Partners).
                                . The proposal to amend the partnership
                                  agreement to facilitate the transaction.
                                . The proposal to elect a new general partner.

When is the transaction
 expected to occur?             Star Gas Partners and Petro anticipate
                                completing the transaction in March 1999.

What do I need to do right
 now? Common unitholders need to return the signed proxy card in the enclosed return envelope as soon as possible in order for their units to be represented at the meetings. For more information on voting please call our proxy solicitor, Morrow & Co., at 1(800) 662-5200.

                                Based on the recommendation of a special committee of the Star Gas Corporation board of directors, the Star Gas Corporation board of directors unanimously recommends that the common unitholders vote FOR each of the proposals.

What do I do with my
 certificates?                  Common unitholders should hold their unit
                                certificates. Common units will continue to be listed and traded on the New York Stock
                                Exchange.

                            VOTE FOR THE PROPOSALS!

                                 The MERGER of

                        Star Gas Partners, L.P. (Star)
                                      and
                  Petroleum Heat and Power Co., Inc. (Petro)

                                       A
                                  "POWER"ful
                                  Combination

                       STAR UNITHOLDERS.....   VOTE NOW!